Exhibit 99.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of September 24, 2014, is made by and between Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), and the undersigned holder (the “Stockholder”) of shares of common stock, par value $0.001 per share (the Common Stock”), of LipoScience, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Bear Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole voting power with respect to the number of shares of the Company’s Common Stock, and holds other rights to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of Common Stock, indicated opposite the Stockholder’s name on Schedule 1 attached hereto (together with any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the Stockholder and Parent agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Merger Agreement or any Takeover Proposal, the Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement as to which stockholders of the Company are called upon to vote or consent in favor of any matter necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s or any of its Subsidiaries’ or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Takeover Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date; Termination. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement (including upon the Expiration Date), no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liabilities or damages arising out of the willful and material breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

3. Additional Purchases. The Stockholder agrees that any shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof, and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired. The Stockholder agrees to promptly notify Parent in writing of the nature and amount of any New Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, the Stockholder shall not, directly or indirectly: (a) sell, assign, transfer, tender or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares, or (d) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may make transfers as Parent may agree in writing in its sole and absolute discretion.

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5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) the Stockholder has the full power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder;

(b) this Agreement has been duly executed and delivered by or on behalf of the Stockholder and (assuming this Agreement constitutes a valid and binding agreement of Parent) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or otherwise unrestricted, voting power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any law, statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder; and

(e) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by the Stockholder, except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. By execution and delivery of this Agreement, the Stockholder does hereby appoint Parent, with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the Stockholder’s rights with respect to the Shares, to vote each of the Shares solely with respect to the matters set forth in Section 1 hereof. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, at which time this irrevocable proxy shall automatically terminate. The Stockholder hereby revokes any proxies previously granted by the Stockholder with respect to the Shares, and represents to Parent that none of such previously-granted proxies are irrevocable.

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7. No Solicitation. From and after the date hereof until the Expiration Date, Stockholder shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of, Stockholder or any of its Subsidiaries or Affiliates to, (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or other assistance), or take other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be likely to lead to, any Takeover Proposal, (b) participate in any discussions or negotiations regarding, or that may reasonably be likely to lead to, any Takeover Proposal, (c) enter into any agreement with respect to a Takeover Proposal (other than the Merger Agreement), (d) solicit proxies, become a “participant” in a “solicitation” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any Takeover Proposal (other than the Merger Agreement), (e) initiate a stockholders’ vote or action by consent of the Company’s stockholders with respect to any Takeover Proposal, or (f) except by reason of this Agreement become a member of a “group” (as such term is used in Rule 13d-5(b)(1) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of any Takeover Proposal.

8. Waiver of Appraisal Rights; Release of Claims. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger. Subject to and upon the consummation of the Merger, the Stockholder, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective successors and assigns (such persons, the “Releasors”) hereby releases, acquits and forever discharges, to the fullest extent permitted by law, the Company, its Subsidiaries and past, present or future officers, directors, employees, counsel and agents, and all stockholders of the Company prior to Closing, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which the Stockholder or any of the Releasors ever had, now has or may have on or by reason of any matter, cause or thing whatsoever that arose prior to the consummation of the Merger; provided, that nothing herein shall be deemed to release any right of such Stockholder to receive the Merger Consideration per Share contemplated by the Merger Agreement in accordance with the terms thereof.

9. No Agreement as Director or Officer. Notwithstanding anything herein to the contrary, the covenants and agreements set forth in this Agreement shall not prevent any officer, director, employee or representative of the Stockholder or its Affiliates (each a “Stockholder Representative”), (a) if the Stockholder Representative is serving on the Board of Directors of the Company, from exercising his or her duties, obligations or rights (including, without limitation, any rights to indemnification or advancement of legal expenses) as a director of the Company or otherwise taking any action, in each case subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company, or (b) if the Stockholder Representative is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.

10. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

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11. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.10 of the Merger Agreement and to the Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice). The Stockholder shall be required to give Parent prompt (and in any event within forty-eight hours) written notice of any breaches of any representation, warranty, covenant or agreement of the Stockholder set forth in this Agreement.

13. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Parent may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it.

15. No Waivers. No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

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17. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s certificate of incorporation and bylaws, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

19. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

20. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which will be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page is as effective as executing and delivering this Agreement in the presence of the other party to this Agreement.

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EXECUTED as of the date first above written.

STOCKHOLDER

By:
Name:
Title:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE 1

Stockholder & Address	Shares